Exhibit 2.13

                             JOINT VENTURE AGREEMENT

          THIS JOINT VENTURE AGREEMENT is made as of February 20, 2002 by and between Semotus Solutions, Inc. ("Semotus"), a corporation organized under the laws of the State of Nevada, and Outercurve Technologies, Inc., a company organized under the laws of the State of Delaware ("Outercurve").

                                    RECITALS

          A. Outercurve currently provides a wireless service. Outercurve has exclusive worldwide rights to certain technology and knowhow used in providing such service. Outercurve is interested in continuing, maintaining and growing its business, but in a more operationally efficient and better supported way, through a joint venture with Semotus.

          B. Semotus is interested in participating with Outercurve in the joint venture, and has various knowledge, experience and resources which would be of benefit to the joint venture.

          NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

          1. INCORPORATION OF Semotus/Outercurve Joint Venture, Inc. As promptly as possible after the execution of this Agreement, the parties shall cause a company to be incorporated under the laws of the State of Delaware (the "Company") as follows:

               1.1 NAME. The name of the Company shall be "Semotus/Outercurve Joint Venture, Inc.".

               1.2 AUTHORIZED CAPITAL. The authorized capital of the Company shall be [***] consisting of one common class of shares, and the Company shall be authorized to issue 100 shares of $0.01 par value per share (collectively, the "Stock") at the time of establishment.

               1.3 SUBSCRIPTION. At the time of establishment of the Company, Semotus shall subscribe for 60 shares of Stock having an aggregate par value of [***], and Outercurve shall subscribe for 40 shares of Stock having an aggregate par value of [***], for a total subscription of 100 shares of Stock having an aggregate par value of [***].

               1.4 LEGENDS ON SHARE CERTIFICATES. Any share certificate issued by the Company to evidence any shares of stock of the Company issued to Semotus or Outercurve shall bear the following legend:

                    "TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE JOINT VENTURE AGREEMENT BETWEEN SEMOTUS SOLUTIONS, INC. AND OUTERCURVE TECHNOLOGIES, INC. DATED February 20, 2002, AND TO THE SHAREHOLDERS AGREEMENT BETWEEN SEMOTUS SOLUTIONS, INC. AND OUTERCURVE TECHNOLOGIES, INC. DATED February 20, 2002, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY IN ISELIN, N.J."

               1.5 INITIAL DIRECTORS AND OFFICERS. The initial directors and officers of the Company shall be as follows:

                    (a) Directors:
                         Anthony N. LaPine
                         Charles K. Dargan, II
                         Tali Durant
                         Larry Rubin
                         Derek Roga

                    (b) Officers:
                         CEO: Anthony N. LaPine
                         CFO: Charles K. Dargan, II
                         President: Larry Rubin
                         Corp. Sec.: Tali Durant
                         COO: Derek Roga



               1.6 ADDRESS OF REGISTERED OFFICE. The address of the registered office of the Company shall be initially as follows:

100 Wood Ave. South
Suite 405
Iselin, N. J. 07760

               1.7 FISCAL YEAR. The fiscal year of the Company shall end on March 31st, and the initial fiscal year shall be the stub period from the date of incorporation of the Company through March 31, 2002.

               1.8 ACCOUNTING AND BOOKS AND RECORDS. The Company shall keep accurate books of account and financial and related records in accordance with generally accepted accounting principles, standards and procedures, consistently applied. Upon reasonable prior notice and during normal business hours, the Company shall make available at its principal office for inspection by Semotus and Outercurve, and their designated representatives, the books of account and records of the Company.

               1.9 ARTICLES. The Articles of Incorporation of the Company shall be in the form of the attached EXHIBIT A.

               1.10 COSTS AND EXPENSES. The Company shall bear all costs and expenses directly relating to the incorporation of the Company, including without limitation registration fees, notary fees, stamp duties and the like, and, to the extent permitted by law, attorneys' fees. Outercurve shall advance any such expenses when and as required.

               1.11 ASSISTANCE. Semotus shall provide such reasonable assistance in connection with the incorporation of the Company as may be required, including without limitation assistance in connection with the preparation or filing of any reports, notices or other filings required to be made in the State of Delaware by the Company to or with any governmental authority.

          2. TECHNOLOGY LICENSES.

               2.1 LICENSING AGREEMENTS. As promptly as possible after the incorporation of the Company, Outercurve shall enter into license agreements with the Company in the forms attached as EXHIBITS B-1 AND B-2 (the "License Agreements"). The rights of the Company under the License Agreements shall continue in accordance with the terms thereof notwithstanding any change in the ownership of Outercurve, any transfer of the assets or business of Outercurve, or any merger, consolidation, reorganization or recapitalization affecting Outercurve.

               2.2 ADDITIONAL TECHNOLOGIES. Outercurve shall from time to time enter into good faith negotiations with the Company regarding the licensing by Outercurve to the Company of additional technologies used by Outercurve and not covered by the License Agreements, to the extent such additional technologies are required to maintain the services offered by the Company. The licensing of any such additional technologies by Outercurve to the Company shall be subject to the execution of a definitive agreement on mutually acceptable terms and conditions, which may include provision for reasonable compensation to Outercurve.

          3. SHAREHOLDER AGREEMENT. In connection with the issuance of Stock to Semotus and Outercurve, Semotus and Outercurve shall enter into a shareholder agreement in the form of the attached EXHIBIT C (the "Shareholder Agreement").

          4. IN-KIND CONTRIBUTIONS.

               4.1 In addition to the Technology Licenses, as described in
Section 2 of this Agreement, Outercurve shall contribute to the Company, free and clear of all liens, security interests, mortgages or other encumbrances, certain tangible and intangible assets necessary to the conduct of the Business, including the following: (a) certain customers, as set forth on Schedule 4.1(a) (the "Customers"), (b) certain employees (the "Employees"), and (c) the underlying subscriptions and/or licenses necessary to provide the services to the Customers, as set forth on Schedule 4.1(c).

               4.2 Semotus shall contribute to the Company, certain tangible and intangible assets, as follows: (a) use of Semotus' National Operations Center ("NOC"), located in Vancouver, Canada, in order to support the Services, (b) use of a commercially reasonable number of man hours from Semotus' employees located in Vancouver, Canada, for consulting services necessary to support the Services being provided to the Customers, (c) certain data feed and other services from third parties necessary to provide the Services to the Customers, as set forth in Schedule 4.2(c), and (d) a potential contingent employee bonus compensation pool to be given to certain employees of the Company.

               4.3 Each Shareholder shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") incurred in connection with their respective in-kind capital contributions to the Company and shall be responsible for filing all necessary documentation and tax returns with respect to such Transfer Taxes.

          5. CAPITAL CONTRIBUTIONS; LOANS and ENCUMBRANCES.

               5.1 CAPITAL CONTRIBUTIONS. Neither party to this Agreement shall have any obligation to make capital contributions to the Company other than the [***] to be contributed as capital by Semotus and the [***] contributed as capital by Outercurve (for a total aggregate capital contribution of [***]) in connection with the incorporation of the Company.

               5.2 LOANS. Neither party to this Agreement shall have any obligation to make loans to the Company.

               5.3 No Encumbrances on the Company or a Joint Venture Interest. Neither Party shall pledge, mortgage, charge or otherwise encumber the Company or its Joint Venture Interest, including the Shares held by such Shareholder, without the prior written consent of the other Shareholder.

          6. MANAGEMENT.

               6.1 DIRECTORS. The Company shall have five directors. Semotus shall have three individuals on the board of directors of the Company, and Outercurve shall have two individuals on the board of directors. The parties shall cooperate in the election of directors, as more specifically provided in the Shareholder Agreement.

               6.2 REPRESENTATIVE DIRECTOR. There shall be one representative director, who shall be Larry Rubin.

               6.3 MEETINGS OF DIRECTORS. The Company shall bear all reasonable expenses of directors in connection with their attendance at meetings of directors, including without limitation travel, lodging and meals.

          7. BUSINESS OBJECTIVES AND BUSINESS GOALS.

               7.1 BUSINESS OBJECTIVES. The business objectives of the Company shall include, without limitation, the following:

                    (a) provide wireless services (the "Service");

                    (b) generate revenue from the Service;

                    (c) engage in all business activities relating to the development, maintenance, support, enhancement and promotion of the Service, including without limitation the development and acquisition of new customers and the development and expansion of distribution channels for the Service; and

                    (d) engage in all business activities ancillary or incidental to the foregoing.

               7.2 BUSINESS GOALS. Set forth on the attached EXHIBIT D are specific business goals for the Company for the period from the date of this Agreement through _________, 2005. Not less than three (3) months prior to the end of such period and each consecutive three (3) year period thereafter, the parties shall agree on specific business goals for the three (3) year period immediately following the current period. Such business goals, as from time to time in effect, are referred to as the "Business Goals."

               7.3 BUDGET. Set forth on the attached EXHIBIT E is the budget for the Company for the period from the date of this Agreement through ________, 2003. Each twelve-month period, the Board of Directors and Shareholders shall approve the Company's operating and capital expenditure budget with respect to the projected expenditures for the following 12 month period (the "Budget") and the Company (including its officer, directors or agents) shall not without the prior written approval of the Board of Directors and Shareholders, make or approve an expenditure which would change, alter or modify the Budget or make or approve an expenditure which would result in: (i) an increase of greater than 5% of the total amount of the Budget; or (ii) an increase of greater than 5% of the amount of a respective line item described in the Budget. The Company shall provide the Board and the Shareholders with a proposed operating and capital expenditure budget no later than 30 days prior to the first day of the 12 month period related thereto. The Board and Shareholders shall review the Budget on a monthly basis thereafter, to determine whether any modifications to the Budget are required or desired. The Budget must be structured such that the Company will maintain cash flow neutrality. In other words, the Company must maintain its operations such that its cash balance in the bank is either positive or, at a minimum, zero. This requirement must be delineated in the Budget, and this requirement will also be in force for the Company's actual operations.

          8. START UP, OPERATION AND ADDITIONAL TECHNOLOGIES.

               8.1 START UP. Initially, the sales and engineering work for the Service shall be operated and maintained at 100 Wood Ave. South, Iselin, New Jersey 07760. The technical support for the Service shall be done out of the Operations Center of Semotus located in Vancouver, Canada. The corporate and accounting work for the Service shall be operated and maintained at the headquarters of Semotus, located in San Jose, CA.

               8.2 PERSONNEL. Outercurve shall be responsible for assuring that the Company is adequately staffed with properly skilled personnel as required to enable the Company to meet its business objectives and the applicable Business Goals. The Company shall require each of its employees to sign written undertakings with the Company not to disclose any Confidential Information.

               8.3 OPERATION. Both Outercurve and Semotus shall be responsible for assuring that the Service is operated in a way that is satisfactory to the Customers.

               8.4 COOPERATION. The parties shall in good faith cooperate with each other to enable the Company to maximize the success of the Company's business.

               8.5 DURATION. The term of this Joint Venture Agreement shall commence on the full execution of this Agreement and shall continue in effect until terminated upon:

                    (a) The mutual agreement of all Shareholders; or all directors in the event that Semotus is the only shareholder

                    (b) The election of a non-breaching party to terminate the Agreement within the terms of Section 12: Material Defaults; or

                    (c) The election of Semotus to terminate the Agreement due to the Company not maintaining its Budget, as set forth in Section 7.3.

          9. REPRESENTATIONS AND WARRANTIES OF SEMOTUS. Semotus hereby represents and warrants to Outercurve as follows:

               9.1 ORGANIZATION, POWER AND AUTHORITY. Semotus is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Semotus has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

               9.2 AUTHORIZATION AND BINDING OBLIGATIONS. Semotus has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement by Semotus. This Agreement has been duly executed and delivered by Semotus, and constitutes the legal, valid and binding obligations of Semotus, enforceable against Semotus in accordance with its terms.

               9.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by Semotus, and the consummation of the transactions contemplated hereby, will not (a) violate any provision of the Certificate of Incorporation or Bylaws of Semotus, (b) violate, conflict with or result in (or with notice or lapse of time or both result in) a breach of or default under any term or provision of any contract or agreement to which Semotus is a party or by which Semotus or any of its assets or properties is or may be bound, or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, by which Semotus or any of its assets or properties is or may be bound.

               9.4 NO PENDING LITIGATION. No action, suit or proceeding which seeks to prevent the consummation of the transactions contemplated by this Agreement, or would impair the ability of Semotus to consummate the transactions contemplated by this Agreement, is pending against Semotus, its properties or any of its officers, directors or employees, and no such action, suit or proceeding has been threatened.

               9.5 OTHER APPROVALS. Semotus represents and warrants that it will use all commercially reasonable efforts to obtain all other consents and/or approvals of any third parties necessary for Semotus to enter into this Joint Venture Agreement and for the Company to conduct its Business as contemplated hereby; provided, that if, notwithstanding all commercially reasonable efforts of Semotus hereto, any of such consents and/or approvals are not granted, with the result that the purposes of this Joint Venture Agreement are substantially frustrated, the Parties shall enter into good faith negotiations with the objective of restructuring the relationship between them such that the effects of such nonoccurrence shall be minimized.

               9.6 COMPLIANCE WITH APPLICABLE LAW. Semotus shall comply with all applicable laws, regulations, rules and orders of governmental authorities the non-compliance with which could have a material adverse effect on the business affairs or financial condition of the Company.

               9.7 NO RESTRICTIVE COVENANTS. Semotus shall not enter into or become subject to any contract, agreement, restriction or covenant which would apply to the Company so as to impair or inhibit the Company's ability to conduct its business as contemplated herein or otherwise frustrate the Business of the Joint Venture.

               9.8 DISCLOSURE. Semotus has fully provided Outercurve with all the information that has been requested for deciding whether to enter into this transaction and all information that Semotus believes is reasonably necessary to enable Outercurve to make such a decision. No representation or warranty of Semotus contained in this Agreement and the Schedules attached hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

          10. REPRESENTATIONS AND WARRANTIES OF OUTERCURVE. Outercurve hereby represents and warrants to Semotus as follows:

               10.1 ORGANIZATION, POWER AND AUTHORITY. Outercurve is a corporation duly organized and validly existing under the laws of the State of Delaware. Outercurve has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

               10.2 AUTHORIZATION AND BINDING OBLIGATIONS. Outercurve has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement by Outercurve. This Agreement has been duly executed and delivered by Outercurve, and constitutes the legal, valid and binding obligations of Outercurve, enforceable against Outercurve in accordance with its terms.

               10.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by Outercurve, and the consummation of the transactions contemplated hereby, will not (a) violate any provision of the charter documents of Outercurve, (b) violate, conflict with or result in (or with notice or lapse of time or both result in) a breach of or default under any term or provision of any contract or agreement to which Outercurve is a party or by which Outercurve or any of its assets or properties is or may be bound, or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, by which Outercurve or any of its assets or properties is or may be bound.

               10.4 NO PENDING LITIGATION. No action, suit or proceeding which seeks to prevent the consummation of the transactions contemplated by this Agreement, or would impair the ability of Outercurve to consummate the transactions contemplated by this Agreement, is pending against Outercurve, its properties or any of its officers, directors or employees, and no such action, suit or proceeding has been threatened. Not withstanding the foregoing, Semotus recognizes that Outercurve is presently seeking to restructure its debts which may include filing a petition for relief under the United States Bankruptcy code.

               10.5 OTHER APPROVALS. Outercurve represents and warrants that it will use all commercially reasonable efforts to obtain all other consents and/or approvals of any third parties necessary for Outercurve to enter into this Joint Venture Agreement and for the Company to conduct its Business as contemplated hereby; provided, that if, notwithstanding all commercially reasonable efforts of Outercurve hereto, any of such consents and/or approvals are not granted, with the result that the purposes of this Joint Venture Agreement are substantially frustrated, the Parties shall enter into good faith negotiations with the objective of restructuring the relationship between them such that the effects of such nonoccurrence shall be minimized.

               10.6 COMPLIANCE WITH APPLICABLE LAW. Outercurve shall comply with all applicable laws, regulations, rules and orders of governmental authorities the non-compliance with which could have a material adverse effect on the business affairs or financial condition of the Company.

               10.7 NO RESTRICTIVE COVENANTS. Outercurve shall not enter into or become subject to any contract, agreement, restriction or covenant which would apply to the Company so as to impair or inhibit the Company's ability to conduct its business as contemplated herein or otherwise frustrate the Business of the Joint Venture.

               10.8 DISCLOSURE. Outercurve has fully provided Semotus with all the information that has been requested for deciding whether to enter into this transaction and all information that Outercurve believes is reasonably necessary to enable Semotus to make such a decision, including Outercurve's projections regarding the Services. No representation or warranty of Outercurve contained in this Agreement and the Schedules attached hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

               10.9 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. Schedule 4.1(a) sets forth a complete and accurate list of the names and addresses of all of the customers of Outercurve's services. To the knowledge of Outercurve, after thorough inquiry of all sales people and other relevant personnel since February 15, 2002, there has been no material adverse change in the business relationship with any customer named on Schedule 4.1(a). Outercurve has not received any communication from any customer of any intention to terminate or materially reduce the services currently being provided to the customer.

          11. CONFIDENTIALITY. For so long as this Agreement remains in effect and for a period of three (3) years after any termination of this Agreement, each party shall keep strictly confidential, and shall not disclose, use, divulge, publish or otherwise reveal, directly or through any third party (including without limitation the Company), any confidential or proprietary information of the other party which was disclosed by or received pursuant to this Agreement, or in connection with the preparation and negotiation of this Agreement, or by reason of the performance by the parties of their obligations hereunder or their involvement in activities of the Company, including, but not limited to, documents and/or information regarding customers, costs, profits, markets, sales, products, product development, key personnel, pricing policies, operational methods, technology, know-how, technical processes, formulae or plans for future development (collectively, "Confidential Information"), except as may be necessary in connection with filings with governmental agencies as required under applicable law, including the rules and regulations promulgated under the Securities Exchange Act of 1934, provided, however, that neither party shall make any disclosure required under applicable law before providing the other party with a reasonable opportunity to seek a protective order. Upon termination of this Agreement, each party shall either destroy or return to the other all memoranda, notes, records, reports and other documents (including all copies thereof) relating to the Confidential Information of the other party which such party may then possess or have under its control. Notwithstanding the foregoing, Confidential Information of a party shall not include (a) information which was already known to the recipient at the time of its receipt, (b) information which is or becomes freely and generally available to the public through no wrongful act of the recipient, (c) information which is rightfully received by the recipient from a third party legally entitled to disclose such information free of confidentiality restrictions, or (d) information disclosed in connection with legal action initiated by a party to enforce rights under this Agreement, or any agreement executed pursuant to this Agreement, PROVIDED that adequate safeguards (such as protective orders) are maintained.

          12. MATERIAL DEFAULTS. In the event that (a) Outercurve materially breaches or defaults in the performance of its obligations under this Agreement, the License Agreements or the Shareholder Agreement, or (b) Semotus materially breaches or defaults in the performance of its obligations under this Agreement, the Shareholder Agreement, and any such breach or default is not cured within ninety (90) days after written notice of such default is given to the breaching party by the other party, then such other party shall have the right, at its option and without prejudice to any other rights and remedies it may have, to:

               12.1 elect to dissolve the Company by giving written notice thereof to the breaching party, in which case the breaching party agrees to cooperate with the other party to take all such steps as may be necessary to dissolve the Company, it being agreed between Outercurve and Semotus that such other party shall have the right to vote the shares of the breaching party in favor of dissolution if the breaching party fails to take action as required under this paragraph (a); and/or

               12.2 elect to terminate this Agreement by written notice thereof to the breaching party and the Company, in which case this Agreement, the License Agreements, and the Shareholder Agreement shall automatically terminate notwithstanding any provision to the contrary in this Agreement, the License Agreements, or the Shareholder Agreement.

     13. INDEMNIFICATION.

          13.1 From and after the Closing, each Shareholder shall indemnify and hold harmless, the Company and each other Shareholder(the "Indemnitees") from and against any and all costs, losses (including without limitation diminution in value), liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, incurred in connection with, arising out of, resulting from or incident to

               (a) any Tax (i) of such Shareholder or any Subsidiary of such Shareholder (other than the Company and its Subsidiaries for any period beginning after the Closing date) or (ii) relating to the income, business, assets, property or operation of the Contributed Assets of such Shareholder, prior to and on the date of Closing and with respect to any Contributed Assets, the date on which the contribution of such Contributed Asset is effected to the Company.

               (b) any and all Losses incurred or suffered by an Indemnitee arising out of, based on or resulting from the ownership and operation of the Contributed Assets prior to and on the date which the contribution of such Contributed Asset is effected to the Company.

               (c) any material breach of any representation or warranty or the inaccuracy of any representation made by a Shareholder in or pursuant to this Agreement, or any material breach of any covenant or agreement made by a Shareholder in or pursuant to this Agreement

          13.2 An Indemnitee shall notify the indemnifying Shareholder of any claim in writing, and in reasonable detail, as promptly as reasonably possible after receipt by such Indemnitee of notice of such claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent that such Indemnifying Shareholder shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall promptly deliver to the Indemnifying Shareholder copies of all notices and documents received by the Indemnitee relating to such claim.

          13.3 If a Tax Indemnitee receives a refund or credit of Taxes for which it has been indemnified pursuant to this Section 9.1 such Tax Indemnitee agrees to pay the indemnifying Shareholder the amount of such refund or credit (including any interest received thereon).

     14. LIMITATION ON DAMAGES.

          14.1 No Shareholder shall be liable for any indirect, special, incidental or consequential loss or damage (including, without limitation, loss of profits or loss of use) suffered by any other Shareholder arising from or relating to a Shareholder's performance, non-performance, breach of or default under a covenant, warranty, representation, term or condition hereof; each Shareholder, other than with respect to a claim arising from such other Shareholder's gross negligence, willful misconduct or fraudulent actions, waives and relinquishes claims for indirect, special, incidental or consequential damages.

          14.2 The limitations on liability and damages set out in Section 14.1 apply to all causes of action that may be asserted hereunder, other than a cause of action resulting from indemnification, or a Shareholder's grossly negligent, willful misconduct or fraudulent actions, whether sounding in breach of contract, breach of warranty, tort, product liability, negligence or otherwise.

     15. MISCELLANEOUS.

               15.1 BROKERS. Each party shall hold the other party harmless from any claims, liabilities or damages relating to any commissions or fees claimed by any broker or finder by reason of any engagement or relationship of such broker or finder by or with such party.

               15.2 NOTICES. Any notice, request, demand, approval or consent required or permitted under this Agreement shall be in writing and shall be effective upon actual receipt when delivered by (a) registered mail, postage prepaid, return receipt requested, (b) personal delivery, (c) an overnight courier of recognized reputation (such as DHL or Federal Express), or (d) transmission by facsimile (with confirmation by mail), in each case addressed as follows:

               If to Semotus:    Semotus Solutions, Inc.
                                 1735 Technology Drive,
                                 Suite 790
                                 San Jose, CA 95110

                                 Attention: General Counsel
                                 Telephone: (408) 367-1700
                                 Facsimile: (408) 367-1701

               If to Outercurve: Outercurve Technologies, Inc.
                                 100 Wood Ave., Suite 405
                                 Iselin, N. J. 07760
                                 Attention: Larry Rubin
                                 Telephone: 732-906-6638
                                 Facsimile: 732-906-7839

Either party may change its address or facsimile number for notice purposes by notice given to the other party in accordance with this Section 19.2.

               15.3 ASSIGNMENT. Neither party's rights, duties or responsibilities under this Agreement may be assigned, delegated or otherwise transferred in any manner, without the prior written consent of the other party.

               15.4 ENTIRE AGREEMENT. This Agreement, including the exhibits referred to herein, which are hereby incorporated in and made a part of this Agreement, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous letters of intent, agreements and understandings, if any, by and between the parties with respect to the subject matter covered by this Agreement. This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto.

               15.5 SEVERABILITY AND SURVIVAL. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, invalid or void in any respect, no other provision of this Agreement shall be affected thereby, all other provisions of this Agreement shall nevertheless be carried into effect and the parties shall amend this Agreement to modify the unenforceable, invalid or void provision to give effect to the intentions of the parties to the extent possible in a manner which is valid and enforceable. All representations and warranties herein shall survive until the dissolution of the Company, except to the extent that a specific provision provides otherwise. In addition, Sections 14( Confidentiality), 18 (Indemnification and Limitation of Damages), and 19 (Miscellaneous) shall survive the expiration or earlier termination of this Agreement.

               15.6 REMEDIES AND WAIVERS. All rights and remedies of the parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other rights or remedies which the parties may have. The parties shall not be deemed to waive any of their rights or remedies under this Agreement, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

               15.7 MEDIATION AND ARBITRATION. No party to this Agreement may initiate arbitration with regard to any dispute with respect to this Agreement until after all remedies set forth in this Section have been exhausted. In the event of any dispute arising over this Agreement, any party shall have the right by giving written notice to the other parties hereto (the

"Mediation Notice") to initiate non-binding mediation to be conducted by a mediator mutually agreed to by the parties or, in the event the parties are unable to reach such agreement within thirty (30) days following the delivery of the Mediation Notice, by a mediator appointed by the American Arbitration Association ("Arbitration Association") in accordance with the rules and regulations of the Arbitration Association, or by any other body mutually agreed upon by the parties. Mediation shall take place at San Jose, California or any other location mutually agreeable to the parties. In the event the parties resolve their dispute in mediation, they shall enter into a written agreement, which shall be binding on all parties thereto. In the event such dispute has not been resolved within ninety (90) days after the selection of the mediator pursuant to this Section, then, any dispute or controversy arising out of or relating to this Agreement shall be settled by final and binding arbitration. Such arbitration shall be conducted before a single arbitrator and, except as otherwise set forth herein, shall be conducted in accordance with the then-existing rules of the Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any such controversy shall be the law of California, regardless of its or any jurisdiction's choice of law principle. The arbitration award shall be specifically enforceable; judgment upon any arbitration award may be entered in any court with personal jurisdiction over the parties and subject matter of the disputes. By entering into this provision, it is the parties' intention to expedite, and limit the costs involved in, resolution of any future dispute, and therefore pre-hearing discovery shall be limited to production of key documents and, if appropriate, subpoena of not more than two key witnesses, as determined by the arbitrator, and shall not extend to depositions of parties. No arbitrator shall be empowered to award any other damages, including, but not limited to, consequential, compensatory, or punitive damages.

               15.8 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of California law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

               15.9 ATTORNEYS' FEES. In the event any action or proceeding is initiated for any breach of or default in any of the terms or conditions of this Agreement, then the party or parties in whose favor judgment shall be entered or an arbitration award shall be made, shall be entitled to have and recover from the other parties all costs and expenses (including reasonable attorneys' fees) incurred in such action or proceeding and any appeal therefrom.

               15.10 HEADINGS. The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.

               15.11 COUNTERPARTS AND FACSIMILE. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. Transmission of facsimile copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.

               15.13 PRESS RELEASES. Neither party shall issue any press releases or publicity statements relating to this Agreement, the transactions contemplated by this Agreement or the business of the Company without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed, except that each party shall be permitted to issue any press releases or publicity statements (whether or not approved by the other party) to the extent required by any securities laws or regulations applicable to such party.

               15.14 THIRD PARTY BENEFICIARY. The Company is a third party beneficiary under this Agreement. Except as to the Company, this Agreement is not intended to and does not confer any rights on any third party, and no such third party shall be a third party beneficiary under or in respect of this Agreement.

               15.15 BINDING EFFECT. Subject to Section 19.3, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

               15.16 ENFORCEMENT OF RIGHTS UNDER RELATED AGREEMENTS. The Company shall enforce its rights under each of the Related Agreements as though each such agreement were a comparable arm's length transaction with an unrelated Person.

               15.17 NO AGENCY. Nothing in this Joint Venture Agreement or the Schedules hereto shall be deemed to create any partnership or agency relationship between the Parties. The Shareholders and the Company are each independent companies who shall operate with each other in arm's length transactions. Outercurve, Semotus nor the Company shall be entitled to act on behalf of and/or bind any one or more of the others without prior written authorization establishing its authority to do so.

               15.18 FURTHER DOCUMENTS. The Shareholders hereto agree to execute and deliver to each other and/or to the Company, as the case may be, all such additional instruments, to provide all such information, and to do or refrain from doing all such further acts and things as may be necessary or as my be reasonably requested by any Shareholder hereto, more fully to vest in, and to assure each Shareholder of, all rights, powers, privileges, and remedies, herein intended to be granted or conferred upon such Shareholder or the Company.

               15.19 SEVERAL LIABILITY. The obligations of each of the Shareholders under this Joint Venture Agreement are several and not joint.

               15.20 FEES AND EXPENSES. Each party will pay its own fees and expenses in connection with the formation of the Company and the preparation and negotiation of this Joint Venture Agreement and the Related Agreements.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                    SEMOTUS SOLUTIONS, INC.,

                    BY: /s/ Anthony N. LaPine
                    ----------------------------
                    By:  Anthony N. LaPine
                    Its: President and CEO



                    OUTERCURVE TECHNOLOGIES, INC

                    BY:  /s/ Lawrence Rubin
                    ----------------------------
                    By: Lawrence Rubin
                    Its: CEO